KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces 2016 Fourth Quarter and Year-End Financial Results

Company to Host Conference Call on March 17, 2017 at 8:30 a.m. ET

Kingston, NY — March 16, 2017 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter and year ended December 31, 2016.

Financial and Operational Highlights

2016 Fourth Quarter

(All results are compared to prior year period unless otherwise noted)

- Net income increased 11.0% to $2.1 million or $0.26 per diluted share
- Net operating income[1] increased 15.9% to $2.1 million or $0.26 per diluted share
- Net premiums earned increased 14.0% to $16.2 million
- Direct written premiums[1] increased 12.8%; Personal lines grew by 10.0%
- Net combined ratio of 79.6% compared to 82.2%
- Return on average common equity (annualized) of 14.5% compared to 16.6%
- Operating return on average common equity (annualized)[1] of 14.9% compared to 16.3%
- Book value per share increased to $7.15, up 15.7% over Q4 2015 and down .1% from Q3 2016.
- Dividend declared of $.0625 per share paid on March 15, 2017

2016 Full Year

(All results are compared to prior year)

- Net income increased 27.9% to $8.9 million or $1.14 per diluted share
- Net operating income[1] increased 22.2% to $8.6 million or $1.10 per diluted share, compared to $7.0 million, or $.95 per diluted share
- Net premiums earned increased 26.3% to $61.4 million
- Direct written premiums[1] increased 13.4%; Personal lines grew by 14.5%
- Net combined ratio of 79.2% compared to 80.0%
- Return on average common equity of 17.5% compared to 16.2%
- Operating return on average common equity[1] of 16.8% compared to 16.3%
- Book value per common share on December 31, 2016 of $7.15, compared to $6.18 at December 31, 2015, an annual increase of 15.7%
- Dividends of $.25 per share were declared and paid

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(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Quarterly Dividend of $0.0625 per share

The Company previously announced that its Board of Directors declared a quarterly dividend of $0.0625 per share payable on March 15, 2017 to stockholders of record at the close of business on February 28, 2017. This was our 23rd consecutive quarterly dividend.

Management Commentary

Kingstone's Chairman and CEO, Barry Goldstein, commented about the fourth quarter and full year results "There are many things that I can point to as I look back at our fourth quarter results. Without the benefit of a change to our quota share treaty, and in spite of a 3.6 percentage point increase to our effective tax rate to 34.7%, net operating income[1] was up by almost 16% while net premiums earned increased by 14%. Our combined ratio during Q4 was 2.6 percentage points below the comparable 2015 period. This accounts in part for an increase in ceding commission income of 43.6%.

For the year, direct written premiums[1] totaled $103.2 million, our first ever $100 million year. The 2016 combined ratio of 79.2% is exceptional, particularly with the rough start experienced in Q1. Net income for the year was a record $8,900,000, translating into an ROE of 17.5%.

Kingstone's EVP and Chief Actuary, Ben Walden, commented on underwriting results for the quarter and full year. "The numbers speak for themselves. Our results continue to trend in a positive direction as we grow the top line and improve the bottom line. The fourth quarter can be a challenging one from an underwriting perspective due to the increased frequency of larger fire claims. However we did not see any unusual activity this quarter. Claim frequency was favorable year over year in personal lines, improving for both the quarter and for the full year compared to prior year periods. The impact of large claims including fires on the personal lines loss ratio was reduced in the fourth quarter relative to the prior year period. Frequency trends in our commercial lines business are stable, but the loss ratio for the quarter was impacted by a single large liability claim. Despite that large claim, our results for commercial lines in 2016 improved by 10 points relative to 2015. Our combined ratio of 79.6% for the quarter and 79.2% for the year highlights the consistency and excellent results we have achieved. In addition to superior underwriting results, we continue to record double digit growth rates in direct written premiums. We are making great progress on our state expansion plan. This will further grow the top line, and our initial homeowner's product was approved in New Jersey during the fourth quarter. Consistently strong underwriting results are proving that our business model is sustainable, and we are confident that we can export this same model to other states."

Mr. Walden added, "Our core net loss ratio excluding severe winter weather and prior year loss development improved 1.3 points from 44.4% to 43.1% in 2016 as compared to 2015. The improvement was driven by reduced claim frequency in personal lines. Actions to improve our business mix through agency management and by avoiding risks that do not have an acceptable long-term return on capital are having a favorable effect. Prior year loss development was favorable for 2016, and this was the second straight year of favorable development. For Kingstone, it was the first time that has happened in over 10 years. This is an indication that the initiatives undertaken since 2014 are having a positive impact, and reserve adequacy is no longer creating a drag on quarterly earnings. As part of this initiative, we continue to close the remaining commercial auto claims, and have just 34 that remained open at year-end 2016. Our excellent financial results over the last two years have not been impacted by changes in the adequacy of underlying reserves."

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(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended December 31, 2016	2015	% Change	Year Ended December 31, 2016	2015	% Change
Direct written premiums*	$ 26,817	$ 23,778	12.8%	$ 103,192	$ 91,004	13.4%
Net written premiums*	$ 17,079	$ 15,038	13.6%	$ 65,926	$ 60,385	9.2%
Net premiums earned	$ 16,219	$ 14,231	14.0%	$ 61,408	$ 48,612	26.3%
Total ceding commission revenue	$ 2,994	$ 2,085	43.6%	$ 11,268	$ 11,473	-1.8%
Net investment income	$ 829	$ 714	16.1%	$ 3,116	$ 2,564	21.5%
U.S. GAAP Net income	$ 2,056	$ 1,852	11.0%	$ 8,900	$ 6,960	27.9%
U.S. GAAP Diluted EPS	$ 0.26	$ 0.25	4.0%	$ 1.14	$ 0.94	21.3%
Comprehensive income	$ 448	$ 1,782	-74.9%	$ 8,488	$ 6,498	30.6%
Net operating income*	$ 2,105	$ 1,816	15.9%	$ 8,556	$ 6,993	22.4%
Net operating income diluted EPS*	$ 0.26	$ 0.25	4.0%	$ 1.10	$ 0.95	15.8%
Return on average equity (annualized)	14.5%	16.6%	-2.1 pts	17.5%	16.2%	1.3 pts
Net loss ratio	45.5%	44.2%	1.3 pts	45.3%	47.7%	-2.4 pts
Net underwriting expense ratio	34.1%	38.0%	-3.9 pts	33.9%	32.3%	1.6 pts
Net combined ratio	79.6%	82.2%	-2.6 pts	79.2%	80.0%	-0.8 pts
Effect of catastrophes on net combined ratio	0 pts	0 pts	0 pts	2.3 pts	7 pts	-4.7 pts
Net combined ratio excluding the effect of catastrophes*	79.6%	82.2%	-2.6 pts	76.9%	73.0%	3.9 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "information Regarding Non-GAAP Measures."

2016 Fourth Quarter and Year End Financial Review

Net Income:

Net income increased 11.0% to $2.06 million during the three month period ended December 31, 2016, compared to net income of $1.9 million in the prior-year period. The increase can be attributed to a 14.0% increase in net premiums earned, a 43.6% increase in ceding commission revenue, a 16.1% increase in net investment income, offset by an increase of 1.3 percentage points in our net loss ratio, an increase of 11.5% in other underwriting expenses related to premium growth and other operating expenses and an increase to our effective tax rate of 3.6 percentage points. For the year ended December 31, 2016, net income increased to $8.9 million from $7.0 million in the prior year. The net loss ratio for 2016 was 45.3%, down considerably from the 2015 loss ratio of 47.7%

Earnings per share ("EPS"):

Kingstone reported EPS of $0.26 per diluted share for the three months ended December 31, 2016, compared to $0.25 per diluted share for the three months ended December 31, 2015. For the year ended December 31, 2016, EPS was $1.14 per diluted share compared to $0.94 in the prior year. EPS for the three month periods ending December 31, 2016 and December 31, 2015 was based on 8.01 million and 7.39 million weighted average diluted shares outstanding, respectively. For the years ended December 31, 2016 and December 31, 2015, EPS was based on 7.81 million and 7.38 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:
Direct written premiums[1] for the fourth quarter of 2016 were $26.8 million, an increase of 12.8% from $23.8 million in the prior year period. The increase is attributable to an 11.7% increase in the total number of policies in-force as of December 31, 2016 as compared to December 31, 2015. For the year ended December 31, 2016, direct written premiums increased 13.4% to $103.2 million, compared to $91.0 million in the prior year.

Net written premiums[1] increased 13.6% to $17.1 million during the three month period ended December 31, 2016 from $15.0 million in the prior year period.

Net premiums earned for the quarter ended December 31, 2016 increased 14.0% to $16.2 million, compared to $14.2 million in the quarter ended December 31, 2015.

For the year ended December 31, 2016, net written premiums increased 9.2% to $65.9 million, compared to $60.4 million in the prior year. The increase was primarily due to the Company's continuing growth. On July 1, 2015, the Company decreased the quota share ceding rate in its personal lines quota share treaty from 55% to 40%. This resulted in a $5.9 million return of unearned premiums from reinsurers that were previously ceded under the expiring personal lines quota share treaty. There was no change to the Company's quota share ceding rates on July 1, 2016, and no return of unearned premiums from reinsurers (in contrast with what occurred on July 1, 2015), thus reducing the impact of the Company's growth on the increase in net written premiums for the year ended December 31, 2016 compared to the year ended December 31, 2015.

Net Loss Ratio:
For the year ended December 31, 2016, the Company's net loss ratio was 45.3% compared to 47.7% in the prior year. The calendar year 2016 net loss ratio improved due to a reduction in the impact of severe winter weather and a reduction in the core loss ratio (excluding the impact of severe winter weather and prior year development), partially offset by a decrease in favorable prior year loss development.

Net Underwriting Expense Ratio:
For the year ended December 31, 2016 the ratio of other underwriting expenses to direct earned premiums was 15.3% as compared to 15.5% in the prior year period. The Company believes that utilizing the ratio of other underwriting expenses to direct earned premiums offers a consistent comparison between periods when there is a change in quota share ceding percentages.

For the year ended December 31, 2016, the Company's net underwriting expense ratio increased to 33.9% from 32.3% in the prior year period. The increase of 1.6 percentage points was largely due to the impact from the July 1, 2015 reduction in quota share ceding percentage, resulting in greater net earned premium retention. Greater net earned premium retention reduces the benefit that ceding commission revenue has on the net underwriting expense ratio. Changes in quota share ceding percentages makes comparisons of the net underwriting expense ratio between periods less meaningful.

Net Combined Ratio:
Kingstone's net combined ratio was 79.6% for the three month period ended December 31, 2016, compared to 82.2% for the prior year period. For the year ended December 31, 2016, the Company's net combined ratio was 79.2%, compared to 80.0% in the prior year.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Balance Sheet / Investment Portfolio

Kingstone's cash and investment holdings were $107.6 million at December 31, 2016, compared to $90.4 million at December 31, 2015. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.5% of total investments at December 31, 2016 and 88.0% at December 31, 2015. The Company's effective duration on its fixed-income portfolio is 4.4 years, and this measure has declined steadily over the past several quarters.

Net investment income increased 16.1% to $829,000 for the fourth quarter of 2016 from $714,000 in the prior year period, largely due to an increase in invested assets. The fixed income portfolio restructuring added higher quality AA+ agency-backed mortgage bonds as an asset class. This had the effect of reducing the average effective maturity and duration of our fixed income portfolio. The purchase of higher rated securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 4.26% at December 31, 2016 as compared to 4.77% as of December 31, 2015.

Accumulated Other Comprehensive Income (AOCI), net of tax

During the quarter ended December 31, 2016, AOCI decreased by $1.6 million to $0.1 million. For the year ended December 31, 2016, AOCI declined by $0.4 million to $0.1 million.

Book Value

The Company's book value per share at December 31, 2016 was $7.15, an increase of 15.7% compared to $6.18 at December 31, 2015.

	31-Dec-16	30-Sep-16	30-Jun-16	31-Mar-16	31-Dec-15
Book Value Per Share	$ 7.15	$ 7.16	$ 6.80	$ 6.32	$ 6.18
% Increase from specified period to 12/31/2016		*-0.1%*	*5.3%*	*13.3%*	*15.7%*

In January and February 2017, the Company sold a total of 2,692,500 newly issued shares of common stock in a public offering at a price of $12.00 per share. Kingstone received net proceeds from the public offering of $30,230,207 after deducting underwriting discounts and commissions, and other offering expenses. On a pro-forma basis, the public offering increased book value per share as of December 31, 2016 to $8.19 from the actual book value per share of $7.15. The table below details the pro-forma effect of the public offering to book value per share as of December 31, 2016:

	Common Shares Outstanding	Total Stockholders' Equity	Book Value Per Share
Actual book value per share as of December 31, 2016	**7,921,866**	**$ 56,680,553**	**$ 7.15**
Public offering in January and February 2017, net	2,692,500	30,230,207	$ 11.23
Pro-forma book value per share after public offering as of December 31, 2016	**10,614,366**	**$ 86,910,760**	**$ 8.19**

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Friday, March 17, 2017, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast

The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q4-2016. The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change
(000's except percentages)								
Direct and Net Written Premiums Reconciliation:								
Direct written premiums	$ 26,817	$ 23,778	$ 3,039	12.8 %	$103,192	$91,004	$ 12,188	13.4 %
Assumed written premiums	14	6	8	133.3 %	29	41	(12)	(29.3) %
Ceded written premiums	(9,752)	(8,746)	(1,006)	11.5 %	(37,295)	(30,660)	(6,635)	21.6 %
Net written premiums	17,079	15,038	2,041	13.6 %	65,926	60,385	5,541	9.2 %
Change in unearned premiums	(860)	(807)	(53)	6.6 %	(4,518)	(11,773)	7,255	(61.6) %
Net premiums earned	**$ 16,219**	**$ 14,231**	**$ 1,988**	**14.0 %**	**$ 61,408**	**$48,612**	**$ 12,796**	**26.3 %**

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

Operating return on average common equity - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except, per common share amounts and percentages)								
Net Operating Income and Diluted Earnings per Common Share Reconciliation:								
Net income	**$ 2,056**	**$ 0.257**	**$ 1,852**	**$ 0.251**	**$ 8,900**	**$ 1.140**	**$ 6,960**	**$ 0.943**
Net realized (gain) loss on investments	75		(55)		(529)		50	
Less tax effect on realized gains	26		(19)		(185)		17	
Net realized (gain) loss on investments, net of taxes	49	$ 0.006	(36)	$ -	(344)	$(0.044)	33	$ 0.005
Net operating income	**$ 2,105**	**$ 0.263**	**$ 1,816**	**$ 0.251**	**$ 8,556**	**$ 1.096**	**$ 6,993**	**$ 0.948**
Weighted average diluted shares outstanding	8,012,859		7,394,121		7,807,263		7,377,880	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:								
Net income	**$ 2,056**		**$ 1,852**		**$ 8,900**		**$ 6,960**	
Average common equity	$ 56,674		$ 44,650		$ 50,979		$ 42,889	
Return on average common equity (annualized for quarterly periods)	**14.5%**		**16.6%**		**17.5%**		**16.2%**	
Net realized (gain) loss on investments, net of taxes	$ 49		$ (36)		$ (344)		$ 33	
Average common equity	$ 56,674		$ 44,650		$ 50,979		$ 42,889	
Effect of net realized (gain) loss on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	0.3%		-0.3%		-0.7%		0.1%	
Net operating income	**$ 2,105**		**$ 1,816**		**$ 8,556**		**$ 6,993**	
Average common equity	$ 56,674		$ 44,650		$ 50,979		$ 42,889	
Operating return on average common equity (annualized for quarterly periods)	**14.9%**		**16.3%**		**16.8%**		**16.3%**	

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,			
	2016	2015	Point Change		2016	2015	Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:								
Net combined ratio excluding the effect of catastrophes	**79.6%**	**82.2%**	**(2.6)**	**pts**	**76.9%**	**73.0%**	**3.9**	**pts**
Effect of catastrophe losses								
Net loss and loss adjustment expenses	0.0%	0.0%	-	pts	2.3%	4.3%	(2.0)	pts
Ceding commission revenue	0.0%	0.0%	-	pts	0.0%	2.7%	(2.7)	pts
Total effect of catastrophe losses	0.0%	0.0%	-	pts	2.3%	7.0%	(4.7)	pts
Net combined ratio	**79.6%**	**82.2%**	**(2.6)**	**pts**	**79.2%**	**80.0%**	**(0.8)**	**pts**

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

March 16, 2017

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2016	2015	2016	2015
Gross written premiums:(1)				
Personal lines	$ 20,759,426	$ 18,880,305	$ 79,256,251	$ 69,227,233
Commercial lines	2,842,746	2,634,577	12,759,351	12,010,892
Commercial auto(2)	-	(17,203)	(5,023)	519,920
Livery physical damage	3,162,801	2,232,430	10,955,785	9,032,957
Other(3)	65,754	54,025	254,153	253,937
Total	$ 26,830,727	$ 23,784,134	$ 103,220,517	$ 91,044,939
Net written premiums:(1)				
Personal lines				
Excluding the effect of quota share adjustments on July 1	$11,374,579	$10,455,870	$43,485,866	$33,899,714
Return of premiums previously ceded to prior quota share treaties	-	-	-	5,866,300
Personal lines	11,374,579	10,455,870	43,485,866	39,766,014
Commercial lines	2,494,330	2,329,733	11,413,717	10,922,649
Commercial auto(2)	-	(16,600)	(110,311)	471,135
Livery physical damage	3,162,801	2,232,430	10,955,785	9,032,957
Other(3)	47,640	36,148	181,130	192,023
Total	$ 17,079,350	$ 15,037,581	$ 65,926,187	$ 60,384,778
Net premiums earned:				
Personal lines	$ 10,646,722	$ 9,126,829	$ 40,325,585	$ 29,498,110
Commercial lines	2,838,870	2,652,569	11,120,890	10,133,600
Commercial auto(2)	-	205,135	(10,567)	1,722,381
Livery physical damage	2,677,074	2,200,255	9,783,792	7,082,843
Other(3)	56,509	46,176	188,206	175,148
Total	$ 16,219,175	$ 14,230,964	$ 61,407,906	$ 48,612,082
Net loss and loss adjustment expenses:				
Personal lines	$ 3,046,864	$ 3,656,463	$16,116,325	$12,513,907
Commercial lines	2,136,915	1,292,851	5,408,168	5,931,699
Commercial auto(2)	100,015	68,240	(553,450)	653,898
Livery physical damage	1,605,874	647,688	4,777,308	2,444,555
Other(3)	26,450	34,168	249,046	147,789
Unallocated loss adjustment expenses	467,998	596,366	1,792,264	1,488,152
Total	$ 7,384,116	$ 6,295,776	$ 27,789,661	$ 23,180,000
Net loss ratio:				
Personal lines	28.6%	40.1%	40.0%	42.4%
Commercial lines	75.3%	48.7%	48.6%	58.5%
Commercial auto(2)	na	na	na	na
Livery physical damage	60.0%	29.4%	48.8%	34.5%
Other(3)	46.8%	74.0%	132.3%	84.4%
Total	45.5%	44.2%	45.3%	47.7%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures” above.

2. Effective October 1, 2014, we decided to no longer accept applications for new commercial auto coverage. In February 2015, we decided to no longer offer renewals to our existing commercial auto policies beginning with those that expired on or after May 1, 2015.

3. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	For the Three Months Ended December 31,		For the Year Ended December 31,	
	2016	**2015**	**2016**	**2015**
	(Unaudited)	(Unaudited)		
Revenues				
Net premiums earned	$ 16,219,175	$ 14,230,964	$ 61,407,906	$ 48,612,082
Ceding commission revenue	2,993,951	2,084,660	11,268,241	11,473,117
Net investment income	829,384	713,821	3,115,583	2,563,890
Net realized (losses) gains on investments	(75,455)	55,172	529,448	(50,546)
Other income	284,450	277,680	1,115,486	1,577,191
Total revenues	20,251,505	17,362,297	77,436,664	64,175,734
Expenses				
Loss and loss adjustment expenses	7,384,116	6,295,776	27,789,661	23,180,000
Commission expense	4,927,161	4,283,266	18,327,190	15,317,140
Other underwriting expenses	3,884,862	3,483,549	14,866,646	12,833,391
Other operating expenses	617,583	329,428	1,909,779	1,504,121
Depreciation and amortization	289,533	282,351	1,124,921	1,032,009
Total expenses	17,103,255	14,674,370	64,018,197	53,866,661
Income from operations before taxes	3,148,250	2,687,927	13,418,467	10,309,073
Income tax expense	1,092,403	835,642	4,518,701	3,349,453
Net income	2,055,847	1,852,285	8,899,766	6,959,620
Other comprehensive loss, net of tax				
Gross change in unrealized losses on available-for-sale-securities	(2,512,023)	(51,097)	(93,718)	(750,716)
Reclassification adjustment for (gains) losses included in net income	75,455	(55,172)	(529,448)	50,546
Net change in unrealized losses	(2,436,568)	(106,269)	(623,166)	(700,170)
Income tax benefit related to items of other comprehensive loss	828,434	36,132	211,877	238,058
Other comprehensiveloss, net of tax	(1,608,134)	(70,137)	(411,289)	(462,112)
Comprehensive income	$ 447,713	$ 1,782,148	$ 8,488,477	$ 6,497,508
Earnings per common share:				
Basic	$ 0.26	$ 0.25	$ 1.15	$ 0.95
Diluted	$ 0.26	$ 0.25	$ 1.14	$ 0.94
Weighted average common shares outstanding				
Basic	7,914,416	7,333,894	7,736,594	7,331,114
Diluted	8,012,859	7,394,121	7,807,263	7,377,880
Dividends declared and paid per common share	$ 0.1250	$ 0.0625	$ 0.2500	$ 0.2125

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,298,119 at December 31, 2016 and $5,241,095 at December 31, 2015)	$ 5,094,902	$ 5,138,872
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $80,596,628 at December 31, 2016 and $62,221,129 at December 31, 2015)	80,428,828	62,502,064
Equity securities, available-for-sale, at fair value (cost of $9,709,385 at December 31, 2016 and $8,751,537 at December 31, 2015)	9,987,686	9,204,270
Total investments	95,511,416	76,845,206
Cash and cash equivalents	12,044,520	13,551,372
Premiums receivable, net	11,649,398	10,621,655
Reinsurance receivables, net	32,197,765	31,270,235
Deferred policy acquisition costs	12,239,781	10,835,306
Intangible assets, net	1,350,000	1,757,816
Property and equipment, net	3,011,373	3,152,266
Other assets	1,442,209	1,095,894
Total assets	$ 169,446,462	$ 149,129,750
Liabilities		
Loss and loss adjustment expense reserves	$41,736,719	$ 39,876,500
Unearned premiums	54,994,375	48,890,241
Advance premiums	1,421,560	1,199,376
Reinsurance balances payable	2,146,017	1,688,922
Deferred ceding commission revenue	6,851,841	6,435,068
Accounts payable, accrued expenses and other liabilities	5,448,448	4,826,603
Income taxes payable	-	263,622
Deferred income taxes	166,949	672,190
Total liabilities	112,765,909	103,852,522
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,887,344 shares at December 31, 2016 and 8,896,335 at December 31, 2015; outstanding 7,921,866 shares at December 31, 2016 and 7,328,637 shares at December 31, 2015	88,963	82,896
Capital in excess of par	37,950,401	32,987,082
Accumulated other comprehensive income	72,931	484,220
Retained earnings	20,563,720	13,605,225
	58,676,015	47,159,423
Treasury stock, at cost, 974,469 shares at December 31, 2016 and 960,969 shares at December 31, 2015	(1,995,462)	(1,882,195)
Total stockholders' equity	56,680,553	45,277,228
Total liabilities and stockholders' equity	$ 169,446,462	$ 149,129,750